Filed Pursuant to Rule 424(b)(2)
File No. 333-202840

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series K, Notes Linked to the S&P 500® Index due October 4, 2024	$14,053,000.00	$1,749.60

(1)

The total filing fee of $1,749.60 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 934 dated September 29, 2017

(To Product Supplement No. 7 dated March 18, 2015,

Market Measure Supplement dated March 18, 2015,

Prospectus Supplement dated March 18, 2015

and Prospectus dated March 18, 2015)

Wells Fargo & Company Medium-Term Notes, Series K Equity Index Linked Notes
Market Linked Notes—Upside Participation with Averaging and Minimum Return at Maturity Notes Linked to the S&P 500® Index due October 4, 2024

■	Linked to the S&P 500® Index

■	Minimum return at maturity of 12% of the original offering price per note

■

A total return at maturity equal to the greater of (i) the minimum return of 12% and (ii) an amount equal to 100% of the percentage increase, if any, in the level of the Index from the starting level to the average ending level

■	Average ending level of the Index based on the average of closing levels of the Index on specified dates occurring quarterly during the term of the notes

■	Repayment of principal at maturity regardless of Index performance (subject to issuer credit risk)

■

All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated value of the notes is $949.74 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying product supplement, market measure supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000.00	$16.20	$983.80
Total	$14,053,000.00	$227,658.60	$13,825,341.40

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Investment Description

The Notes Linked to the S&P 500® Index due October 4, 2024 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	a minimum return at maturity of 12% of the original offering price per note;

(ii)

the possibility of a return at maturity greater than the minimum return if the percentage increase of the average ending level of the S&P 500 Index (the “Index”) from the starting level is greater than the minimum return; and

(iii)	repayment of the original offering price regardless of the performance of the Index.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market.

You should read this pricing supplement together with product supplement no. 7 dated March 18, 2015, the market measure supplement dated March 18, 2015, the prospectus supplement dated March 18, 2015 and the prospectus dated March 18, 2015 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, market measure supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, market measure supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 7 dated March 18, 2015 filed with the SEC on March 18, 2015: https://www.sec.gov/Archives/edgar/data/72971/000119312515096554/d895019d424b2.htm

•	Market Measure Supplement dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096591/d890724d424b2.htm

•	Prospectus Supplement dated March 18, 2015 and Prospectus dated March 18, 2015 filed with the SEC on March 18, 2015: http://www.sec.gov/Archives/edgar/data/72971/000119312515096449/d890684d424b2.htm

The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Wells Fargo & Company (“WFC”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by WFC. The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500 Index.

PRS-2

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Investment Description (Continued)

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

PRS-3

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Investment Description (Continued)

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-4

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Investor Considerations

We have designed the notes for investors who:

■	seek a minimum return at maturity and exposure to the average upside performance of the Index, without exposure to any decline in the Index, by:

☐	receiving a minimum return at maturity of 12% of the original offering price per note;

☐

if greater than the minimum return, participating in 100% of the percentage increase in the level of the Index from the starting level to the average ending level, where the average ending level is based on the average of the closing levels of the Index on specified dates occurring quarterly during the term of the notes; and

☐	providing for the repayment of the original offering price at maturity regardless of the performance of the Index;

■

understand that if the percentage increase of the average ending level of the Index from the starting level is not greater than the minimum return, they will receive only the minimum return at maturity;

■	are willing to forgo interest payments on the notes and dividends on the securities included in the Index; and

■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek a minimum return greater than the minimum return at maturity of 12% of the original offering price per note;

■	seek exposure to the upside performance of the Index as measured solely from the pricing date to a date near stated maturity;

■	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

■	seek current income;

■	are unwilling to accept the risk of exposure to the large capitalization segment of the United States equity market;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

■	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Terms of the Notes

Market Measure:	S&P 500® Index.

Pricing Date:	September 29, 2017.

Issue Date:	October 4, 2017. (T+3)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Redemption Amount:	The “redemption amount” per note will equal: • if the average ending level is greater than the starting level: $1,000 plus the greater of: (i) the minimum return; and

(ii)	$1,000	×	average ending level – starting level	× participation rate	;or
starting level

• if the average ending level is less than or equal to the starting level: $1,000 plus the minimum return

Stated Maturity Date:

October 4, 2024. If the final calculation day is postponed, the stated maturity date will be the later of (i) October 4, 2024 and (ii) the third business day after the final calculation day as postponed.

Starting Level:	2519.36, the closing level of the Index on the pricing date.

Average Ending Level:	The “average ending level” will be the arithmetic average of the closing level of the Index on the calculation days.

Participation Rate:	100%

Minimum Return:	The “minimum return” is 12% of the original offering price per note ($120.00 per note).

Calculation Days:

Quarterly, on the 27th day of each March, June, September and December, commencing December 2017 and ending June 2024, and the final calculation day. If any such day is not a trading day, that calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. We refer to September 27, 2024 as the “final calculation day.”

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations” below.

PRS-6

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Terms of the Notes (Continued)

Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $15.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of our affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount, concession or distribution expense fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	95000E3F4

PRS-7

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-8

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

•

You May Not Receive Any Return On The Notes In Excess Of The Minimum Return. Any return you receive on the notes at stated maturity in excess of the minimum return will depend on the percentage increase, if any, in the average ending level of the Index relative to the starting level. Because the level of the Index will be subject to market fluctuations, the average ending level may be less than the starting level or may not exceed the starting level on a percentage basis by more than the minimum return, in which case you will only receive the original offering price of your notes plus the minimum return at stated maturity. The minimum return represents a below-market yield to maturity as compared to a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Accordingly, if you do not receive a return at maturity sufficiently in excess of the minimum return, the yield that you will receive on the notes may be less than the return you could earn on other investments.

•

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity. If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement and the accompanying product supplement entitled “United States Federal Tax Considerations.”

•

The Potential For A Return In Excess Of The Minimum Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Index During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Index As Measured From Its Starting Level To Its Level At Or Near Stated Maturity. The potential for a return on the notes in excess of the minimum return at stated maturity is based on the average ending level, which will be calculated by reference to an average of the levels of the Index on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the level of the Index at or near stated maturity. If the average ending level is less than the level of the Index at or near stated maturity, the average performance of the Index that is measured for purposes of the notes will be less favorable than the performance of the Index as measured from its starting level to its level at or near stated maturity, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the Index and, therefore, may underperform the return that would have been achieved on a direct investment in the Index held over the term of the notes.

For example, if the level of the Index increases at a more or less steady rate over the term of the notes, the average ending level will be less than the level of the Index at or near stated maturity, and the average performance of the Index as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the level of the Index later in the term of the notes. In addition, because of the way the average ending level is calculated, it is possible that you will not receive a return on your investment in excess of the minimum return at stated maturity even if the level of the Index at or near stated maturity is significantly greater than the starting level. One scenario in which this may occur is when the level of the Index declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Original Offering Price. The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is

PRS-9

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Selected Risk Considerations (Continued)

generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

•

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

•

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk consideration. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk consideration change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Investment Description.”

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the level of the Index on any prior calculation days, the then-current level of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes: Index performance; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on the securities included in the Index. In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. Because numerous factors are expected to affect the value of the notes, changes in the level of the Index may not result in a comparable change in the value of the notes.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Index And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index. Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index because, among other reasons,

PRS-10

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Selected Risk Considerations (Continued)

the redemption amount will be determined by reference to the average ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends paid on those securities.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

•	Changes That Affect The Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed. A calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the final calculation day as postponed.

•

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests. You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. WFS, which is our affiliate, will be the calculation agent for the notes at maturity. As calculation agent, WFS will determine the closing level of the Index on each calculation day and may be required to make other determinations that affect the return you receive on the notes. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of that calculation day; determining the closing level of the Index if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if the Index is discontinued, selecting a successor equity index or, if no successor equity index is available, determining the closing level of the Index on the applicable calculation day; and determining whether to adjust the closing level of the Index on a calculation day in the event of certain changes in or modifications to the Index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

•

The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation. WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

•

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the level of the Index. Our affiliates or any participating dealer in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could result in an increase in the level of the Index on the pricing date, which would

PRS-11

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Selected Risk Considerations (Continued)

adversely affect investors in the notes by increasing the level at which the Index must close on each calculation day in order for investors in the notes to receive a favorable return.

•

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes.

•

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the notes.

•

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities and this projected profit will be in addition to any concession and/or distribution expense fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Hypothetical Returns

The following table illustrates, for a range of hypothetical average ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical average ending level;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending level	Hypothetical percentage change from the starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
4408.88	75.00%	$1,750.00	75.00%	8.15%
3779.04	50.00%	$1,500.00	50.00%	5.87%
3527.10	40.00%	$1,400.00	40.00%	4.86%
3275.17	30.00%	$1,300.00	30.00%	3.78%
3023.23	20.00%	$1,200.00	20.00%	2.62%
2821.68	12.00%	$1,120.00	12.00%	1.62%
2771.30	10.00%	$1,120.00	12.00%	1.62%
2645.33	5.00%	$1,120.00	12.00%	1.62%
2519.36(2)	0.00%	$1,120.00	12.00%	1.62%
2393.39	-5.00%	$1,120.00	12.00%	1.62%
2267.42	-10.00%	$1,120.00	12.00%	1.62%
2015.49	-20.00%	$1,120.00	12.00%	1.62%
1763.55	-30.00%	$1,120.00	12.00%	1.62%
1511.62	-40.00%	$1,120.00	12.00%	1.62%
1259.68	-50.00%	$1,120.00	12.00%	1.62%
629.84	-75.00%	$1,120.00	12.00%	1.62%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual average ending level.

PRS-13

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations, assuming hypothetical average ending levels as indicated in the examples. In order to more clearly present the hypothetical movements of the Index, the graphs accompanying the hypothetical calculations use different scales for the closing level on the vertical axis. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Index generally appreciates earlier in the term of the notes and depreciates later in the term of the notes, and the redemption amount is greater than the original offering price plus the minimum return:

Starting level: 2519.36

Hypothetical average ending level: 3656.22

Since the hypothetical average ending level is greater than the starting level by more than the minimum return of 12%, the redemption amount would equal:

$1,000 +	$1,000 ×	3656.22 – 2519.36	× 100%	= $1,451.25
2519.36

On the stated maturity date you would receive $1,451.25 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index increases early in the term of the notes, remains consistently above the starting level for a significant period of time and then decreases to a level below the average ending level near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-14

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The Index generally depreciates earlier in the term of the notes and appreciates later in the term of the notes, and the redemption amount is equal to the original offering price plus the minimum return:

Starting level: 2519.36

Hypothetical average ending level: 2497.76

Since the hypothetical average ending level is less than the starting level, the redemption amount would equal the original offering price plus the minimum return.

On the stated maturity date you would receive $1,000.00 + $120.00 = $1,120.00 per note.

This example illustrates a scenario in which the averaging feature results in a return at maturity only equal to the minimum return even though the closing level of the Index on a date near maturity is greater than the starting level by more than the minimum return. In this scenario, the closing level of the Index decreases early in the term of the notes, remains consistently below the starting level for a significant period of time and then increases later in the term of the notes.

PRS-15

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The Index generally appreciates over the term of the notes, and the redemption amount is greater than the original offering price plus the minimum return:

Starting level: 2519.36

Hypothetical average ending level: 4358.49

Since the hypothetical average ending level is greater than the starting level by more than the minimum return of 12%, the redemption amount would equal:

$1,000 +	$1,000 ×	4358.49 – 2519.36	× 100%	= $1,730.00
2519.36

On the stated maturity date you would receive $1,730.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing level of the Index on a date near maturity. In this scenario, the closing level of the Index steadily increases over the term of the notes, resulting in a closing level near maturity that is greater than the average ending level.

PRS-16

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The Index generally depreciates over the term of the notes, and the redemption amount is equal to the original offering price plus the minimum return:

Starting level: 2519.60

Hypothetical average ending level: 1848.13

Since the hypothetical average ending level is less than the starting level, the redemption amount would equal the original offering price plus the minimum return.

On the stated maturity date you would receive $1,000.00 + $120.00 = $1,200.00 per note.

This example illustrates that the notes provide for the repayment of the original offering price plus the minimum return at maturity even in scenarios in which the average ending level of the Index is less than the starting level.

To the extent that the average ending level differs from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

The S&P 500® Index

The S&P 500 Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. Wells Fargo & Company is one of the companies currently included in the S&P 500 Index. See “Description of Equity Indices—The S&P 500® Index” in the accompanying market measure supplement for additional information about the S&P 500 Index. In addition to the criteria for addition to the S&P 500 Index set forth in the accompanying market measure supplement, a company must have a primary listing to its common stock on the NYSE, NYSE Arca, NYSE American, NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX or IEX. Companies included in the S&P 500 Index must have a market capitalization of $6.1 billion or more (an increase from the previous market capitalization requirement of $5.3 billion or more). As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to the S&P 500 Index, but securities already included in the S&P 500 Index have been grandfathered and are not affected by this change.

In addition, information about the S&P 500 Index may be obtained from other sources including, but not limited to, the S&P 500 Index sponsor’s website (including information regarding the S&P 500 Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the S&P 500 Index is accurate or complete.

Historical Information

We obtained the closing levels listed below from Bloomberg Financial Markets, without independent verification.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2007 to September 29, 2017. The closing level on September 29, 2017 was 2519.36. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

PRS-18

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

The S&P 500® Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2007 through June 30, 2017 and for the period from July 1, 2017 to September 29, 2017.

	High	Low	Last
2007
First Quarter	1459.68	1374.12	1420.86
Second Quarter	1539.18	1424.55	1503.35
Third Quarter	1553.08	1406.70	1526.75
Fourth Quarter	1565.15	1407.22	1468.36
2008
First Quarter	1447.16	1273.37	1322.70
Second Quarter	1426.63	1278.38	1280.00
Third Quarter	1305.32	1106.39	1166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1071.66	879.13	1057.08
Fourth Quarter	1127.78	1025.21	1115.10
2010
First Quarter	1174.17	1056.74	1169.43
Second Quarter	1217.28	1030.71	1030.71
Third Quarter	1148.67	1022.58	1141.20
Fourth Quarter	1259.78	1137.03	1257.64
2011
First Quarter	1343.01	1256.88	1325.83
Second Quarter	1363.61	1265.42	1320.64
Third Quarter	1353.22	1119.46	1131.42
Fourth Quarter	1285.09	1099.23	1257.60
2012
First Quarter	1416.51	1277.06	1408.47
Second Quarter	1419.04	1278.04	1362.16
Third Quarter	1465.77	1334.76	1440.67
Fourth Quarter	1461.40	1353.33	1426.19
2013
First Quarter	1569.19	1457.15	1569.19
Second Quarter	1669.16	1541.61	1606.28
Third Quarter	1725.52	1614.08	1681.55
Fourth Quarter	1848.36	1655.45	1848.36
2014
First Quarter	1878.04	1741.89	1872.34
Second Quarter	1962.87	1815.69	1960.23
Third Quarter	2011.36	1909.57	1972.29
Fourth Quarter	2090.57	1862.49	2058.90
2015
First Quarter	2117.39	1992.67	2067.89
Second Quarter	2130.82	2057.64	2063.11
Third Quarter	2128.28	1867.61	1920.03
Fourth Quarter	2109.79	1923.82	2043.94
2016
First Quarter	2063.95	1829.08	2059.74
Second Quarter	2119.12	2000.54	2098.86
Third Quarter	2190.15	2088.55	2168.27
Fourth Quarter	2271.72	2085.18	2238.83
2017
First Quarter	2395.96	2257.83	2362.72
Second Quarter	2453.46	2328.95	2423.41
July 1, 2017 to September 29, 2017	2519.36	2409.75	2519.36

PRS-19

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders,” and the remaining discussion is based on this treatment. If you are a U.S. holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for the notes is a rate of 2.34% per annum, compounded semi-annually. Based on the comparable yield set forth above, the projected payment schedule for a note (assuming a face amount of $1,000) consists of a single projected amount equal to $1,176.90 due at maturity.

The following table states the amount of OID (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2017	$5.59	$5.59
January 1, 2018 through June 30, 2018	$11.77	$17.36
July 1, 2018 through December 31, 2018	$11.90	$29.26
January 1, 2019 through June 30, 2019	$12.04	$41.30
July 1, 2019 through December 31, 2019	$12.18	$53.48
January 1, 2020 through June 30, 2020	$12.33	$65.81
July 1, 2020 through December 31, 2020	$12.47	$78.28
January 1, 2021 through June 30, 2021	$12.62	$90.90
July 1, 2021 through December 31, 2021	$12.76	$103.66
January 1, 2022 through June 30, 2022	$12.91	$116.57
July 1, 2022 through December 31, 2022	$13.06	$129.64
January 1, 2023 through June 30, 2023	$13.22	$142.85
July 1, 2023 through December 31, 2023	$13.37	$156.22
January 1, 2024 through June 30, 2024	$13.53	$169.75
July 1, 2024 through the Maturity Date	$7.15	$176.90

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Subject to the discussion in the product supplement under “United States Federal Tax Considerations” and below under “Possible Withholding Under Section 871(m) of the Internal Revenue Code” and “FATCA Legislation,” if you are a non-U.S. holder (as

PRS-20

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

United States Federal Tax Considerations (Continued)

defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to non-U.S. holders of the notes.

Possible Withholding Under Section 871(m) of the Internal Revenue Code. Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“U.S. underlying equities”) or indices that include U.S. underlying equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. underlying equities, as determined based on tests set forth in the applicable Treasury regulations (a “specified security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. underlying equity and, therefore, should not be specified securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the Internal Revenue Service (the “IRS”), and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. underlying equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not specified securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event Section 871(m) withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA Legislation. Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of amounts treated as interest (including OID) on the notes and, after 2018, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-21

Market Linked Notes—Upside Participation with Averaging

and Minimum Return at Maturity

Notes Linked to the S&P 500® Index due October 4, 2024

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment therefor on or about the issue date specified in this pricing supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days after the date the notes are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes at any time prior to the second business day preceding the issue date will be required, by virtue of the fact that the notes will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

PRS-22